EXHIBIT A


                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                               R&E GAMING CORP.,
                        RIVIERA ACQUISITION SUB, INC.

                                      AND

                         RIVIERA HOLDINGS CORPORATION

                        DATED AS OF SEPTEMBER 15, 1997





                        AGREEMENT AND PLAN OF MERGER

               THIS AGREEMENT AND PLAN OF MERGER, dated as of September 15, 1997 (the "Agreement"), by and among R&E Gaming Corp., a Delaware corporation ("Gaming"), Riviera Acquisition Sub, Inc., a Nevada corporation and a wholly owned subsidiary of Gaming ("RAS"), and Riviera Holdings Corporation, a Nevada corporation (the "Company").

               WHEREAS, the respective Boards of Directors of Gaming, RAS and the Company have each approved the transactions contemplated by the terms and conditions set forth in this Agreement;

               WHEREAS, in furtherance thereof, upon the terms and subject to the conditions of this Agreement, (i) RAS would be merged (the "Riviera Merger") with and into the Company, (ii) each share of common stock, par value $.001 per share, of the Company (the "Common Stock"), issued and outstanding immediately prior to the Effective Time (as defined herein) (the "Shares") would, except as otherwise expressly provided herein, be converted into the right to receive the Merger Consideration (as defined herein) and (iii) Riviera Operating Corporation , a Nevada corporation and a wholly owned subsidiary of the Company ("ROC"), will, as a result of the Riviera Merger, become a wholly owned subsidiary of the surviving corporation of the Riviera Merger (the Surviving Corporation );

               WHEREAS, Gaming and RAS are unwilling to enter into this Agreement unless Gaming, contemporaneously with the execution and delivery of this Agreement, enters into an Option and Voting Agreement (the "Riviera Option Agreement") with Morgens, Waterfall, Vintiadis & Company, Inc., on behalf of certain investment accounts ("Morgens Waterfall"), Keyport Life Insurance Company on behalf of a certain investment account ("Keyport"), and SunAmerica Life Insurance Company ("SunAmerica" and, together with Morgens Waterfall and Keyport, the "Option Sellers"), providing for, among other things, (i) the grant by the Option Sellers to Gaming of an option to purchase all of the Shares owned, directly or indirectly, by the Option Sellers and
     (ii) the agreement by the Option Sellers to cause the Shares owned by them to be present for quorum purposes at any meeting of the stockholders of the Company (the "Company Stockholders") called to vote upon the Riviera Merger, and to vote for the transactions contemplated by this Agreement and against any Alternative Transaction (as defined in Section 4.9(b) hereof) and any other action which may be adverse to the transactions contemplated in this Agreement; and the Board of Directors of the Company (the "Board") has approved the execution and delivery of the Riviera Option Agreement which is being executed contemporaneously with the execution hereof; and

               WHEREAS, the Board has determined that the Riviera
     Merger and the consideration to be received by the holders of the Shares are fair to, and in the best interests of, the Company and the Company Stockholders.

               NOW, THEREFORE, in consideration of the foregoing premises, the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                 ARTICLE I

                                 THE MERGER

               Section 1.1 The Riviera Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement, and in accordance with the applicable provisions of Nevada law, RAS shall be merged with and into the Company, whereupon the separate existence of RAS shall cease and the Company shall continue as the Surviving Corporation, and shall be a wholly owned subsidiary of Gaming, and, further, immediately after the Effective Time, ROC shall continue its existence as a wholly owned subsidiary of the Surviving Corporation.

               Section 1.2 Effective Time; Closing. Unless this Agreement shall have been terminated pursuant to Section 6.1 hereof, as soon as practicable after the satisfaction or (if permissible) waiver of the conditions set forth in Article V of this Agreement, the Company will file articles of merger with the Secretary of State of the State of Nevada in accordance with the provisions of Section 92A.005 et seq. of the Nevada Revised Statutes (the "Nevada Merger Law") and make all other filings or recordings required by law in connection with the Riviera Merger. The Riviera Merger shall become effective at such time (the "Effective Time") as the articles of merger are filed with the Secretary of State of the State of Nevada in accordance with the provisions of Chapter 92A of the Nevada Revised Statutes, or such later date as set forth in such filing, but in no event later than April 1, 1998, unless extended as provided in Section 6.1(c) hereof. Prior to such filing, but no later than 30 days after the satisfaction or (if permissible) waiver of the conditions set forth in Article V of this Agreement, a closing (the "Closing") shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Los Angeles, California 90071, or such other place as the parties to this Agreement shall agree, for the purpose of confirming the satisfaction or waiver of the conditions set forth in this Agreement. The date on which the Closing occurs shall be referred to herein as the "Closing Date."

               Section 1.3 Escrow. (a) Contemporaneously with the execution of this Agreement and the Riviera Option Agreement, (a) Gaming and the Company have entered into an Escrow Agreement in substantially the form attached as Exhibit A hereto (the "Escrow Agreement"), with First Trust National Association, a national association, as escrow agent (the "Escrow Agent"), under which Gaming has deposited with the Escrow Agent, pursuant to the terms of the Escrow Agreement, such amount in cash or irrevocable letters of credit (the "Escrow Consideration"), containing terms reasonably acceptable to the Company, as set forth in the Escrow Agreement and (b) Gaming will cause to be issued irrevocable letters of credit in accordance with the terms of the Riviera Option Agreement.

               (b) Contemporaneously with the execution of this Agreement and the Riviera Option Agreement, Gaming will cause to be issued an irrevocable letter of credit in accordance with the terms of the Riviera Option Agreement.

               Section 1.4 Effects of the Riviera Merger. The Riviera Merger shall have the effects set forth in the Nevada Merger Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of a public as well as of a private nature, and the title to any real estate vested by deed or otherwise in the Company and RAS shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and RAS shall become the debts, liabilities and duties of the Surviving Corporation.

               Section 1.5 Articles of Incorporation and Bylaws. (a) The Articles of Incorporation of RAS in effect immediately prior to the Effective Time, attached hereto as Exhibit B, shall be the Articles of Incorporation of the Surviving Corporation (the "Surviving Corporation Articles of Incorporation"), until amended in accordance with Nevada law, except that Article I thereof shall be amended to read in its entirety as follows: "The name of the corporation shall be Riviera Holdings Corporation."

               (b) The Bylaws of RAS in effect at the Effective Time, attached hereto as Exhibit C, shall be the Bylaws of the Surviving Corporation (the "Surviving Corporation Bylaws"), until amended in accordance with Nevada law and the Surviving
     Corporation Articles of Incorporation.

               Section 1.6 Directors. The directors of the Company at the Effective Time, and, subject to the requirements of Gaming Laws (as defined herein), any additional individuals designated by Gaming at or prior to the Effective Time, shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Articles of Incorporation and the Surviving Corporation Bylaws and until his or her successor is duly elected and qualified.

               Section 1.7 Officers. The officers of the Company at the Effective Time, and, subject to the requirements of Gaming Laws, any additional individuals designated by Gaming at or prior to the Effective Time, shall be the initial officers of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the Surviving Corporation Articles of Incorporation and the Surviving Corporation Bylaws and until his or her successor is duly appointed and qualified.

               Section 1.8  Consideration for the Merger.  At the
     Effective Time, by virtue of the Riviera Merger and without any action on the part of Gaming, RAS, the Company or the holder of any of the following securities:

               (a) Each Share (other than Shares to be cancelled pursuant to Section 1.8(b) hereof) shall be converted into and represent the right to receive the Merger Consideration (as defined below). From and after the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any of the Shares (a Certificate ) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable to the holder thereof, without interest, upon surrender of such Certificate in the manner provided in Section 1.9 hereof. As used herein, "Merger Consideration" means the amount of $15.00 in cash per Share, plus an amount of additional consideration (the "Additional Consideration") equal to the daily portion of the accrual on $15.00 at 7% compounded annually, accruing from June 1, 1997 to the Effective Time; provided, that the Merger Consideration paid to each Option Seller shall be reduced by the amount of Additional Consideration paid to such Option Seller pursuant to Section 1.2(b) of the Riviera Option Agreement. It being understood that, assuming consummation of the Riviera Merger, the proviso in the preceding sentence shall have the effect of causing the consideration per Share to be received hereunder and under the Riviera Option Agreement by the Option Sellers from Gaming on account of the Shares owned by the Option Sellers to be equal to the consideration per Share received by the Company Stockholders (other than the Option Sellers) hereunder from Gaming on account of the Shares owned by the Company Stockholders (other than the Option Sellers). Each of Gaming and RAS represents and warrants that the Merger Consideration to be received hereunder by the Option Sellers for each Share owned by the Option Sellers and any other consideration paid by Gaming or RAS to the Option Sellers for such Shares (but excluding consideration paid under the Riviera Option Agreement) shall be equal to the Merger Consideration received by the other holders of Shares.

               (b) Each Share owned by Gaming, RAS or their stockholders or affiliates (the "Paulson Shares"), or which is held in the treasury of the Company or any of its subsidiaries, shall be cancelled and retired and shall cease to exist, and no payment of any consideration shall be made with respect thereto.

               (c) Each share of capital stock of RAS issued and outstanding immediately prior to the Effective Time shall be converted into and shall become one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

               Section 1.9 Exchange of Shares. (a) At or prior to the Effective Time, Gaming shall designate a bank or trust company reasonably acceptable to the Company to serve as exchange agent (the "Exchange Agent") for the Shares. As soon as reasonably practicable after the Effective Time, Gaming shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Certificates, cash or immediately available funds in United States dollars in an amount that equals the aggregate Merger Consideration. Such funds (the "Payment Fund") shall be invested by the Exchange Agent as directed by Gaming in obligations of or obligations guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investor Services, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements, or bankers acceptances of commercial banks with capital exceeding $500 million; provided, however, that in the event that the Payment Fund shall realize a loss on such investment, Gaming shall promptly thereafter deposit in the Payment Fund cash in an amount sufficient to enable the Payment Fund to satisfy all remaining obligations originally contemplated to be paid out of the Payment Fund.

               (b) Promptly after the Effective Time, the Surviving Corporation shall instruct the Exchange Agent to mail to each record holder of outstanding Certificates as of the Effective Time, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash that such holder has the right to receive under this Article I, and such Certificate shall forthwith be cancelled. If payment (or any portion thereof) is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or such person shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.9, each Certificate (other than Certificates representing Shares to be cancelled pursuant to Section 1.8(b) hereof) shall represent, for all purposes, the right to receive the Merger Consideration multiplied by the number of Shares previously evidenced by such Certificate, without any interest thereon.

               (c)  All cash paid upon the surrender of the
     Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this
     Article I, except as otherwise provided by Nevada law.

               (d) At any time following the date six months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) that have been made available to the Exchange Agent and that have not been disbursed to holders of Certificates and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon surrender of their Certificates. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

               Section 1.10 Company Plans. (a) At the Effective Time, each outstanding option (an "Employee Option"), issued, awarded or granted pursuant to the Company's 1993 Stock Option Plan, as in effect on the date hereof (the "Company Plan"), to purchase shares of Common Stock shall be cancelled, and the Surviving Corporation shall pay to each holder of a cancelled Employee Option an amount in cash (less applicable withholding Taxes, as defined in Section 2.12 hereof) equal to the product of
     (i) the number of shares of Common Stock previously subject to such Employee Option, on the basis of full vesting, and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock previously subject to such Employee Option.

               (b) At the Effective Time, each outstanding option (a "Directors' Option"), issued, awarded or granted pursuant to the Company's Nonqualified Stock Options Plan For Non-Employee Directors, as in effect on the date hereof ("Directors' Plan"), to purchase shares of Common Stock shall be cancelled and the Surviving Corporation shall pay to each holder of a cancelled Directors' Option an amount in cash equal to the product of (i) the number of shares of Common Stock previously subject to such Directors' Option, on the basis of full vesting, and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock previously subject to such Directors' Option.

               (c) At the Effective Time, each Share issued pursuant to the Company's Employee Stock Purchase Plan, as in effect on the date hereof (the "Company Stock Plan"), shall be cancelled, and the Surviving Corporation shall pay to each owner of each Share issued pursuant to the Company Stock Plan an amount in cash equal to (A) the product of (i) the number of such Shares issued pursuant to the Company Stock Plan owned by such person, and (ii) the Merger Consideration per Share, less (B) any unpaid balance of any loans by the Company to any such owner.

               (d) At the Effective Time, each Share issued pursuant to the Company's Stock Compensation Plan for Directors Serving on the Compensation Committee, as in effect on the date hereof (the "Compensation Committee Plan"), shall be cancelled, and the Surviving Corporation shall pay to each owner of each Share issued pursuant to the Compensation Committee Plan an amount in cash equal to (A) the product of (i) the number of such shares of Common Stock issued pursuant to the Compensation Committee Plan on the basis of full vesting owned by such person, and (ii) the Merger Consideration per Share less (B) any unpaid balance of any loans by the Company to any such owner.

               (e) A listing of all outstanding options, warrants or other rights to acquire shares of Common Stock or other equity interests of the Company and its subsidiaries as of June 30, 1997, showing what portions of such stock options, warrants or other rights are exercisable as of the dates upon which such stock options, warrants or other rights expire, and the exercise price of such stock options, warrants or other rights, is set forth in Schedule 1.10 hereto.

               Section 1.11 Stockholders' Meeting. The Company, acting through the Board, shall, in accordance with applicable law, the Amended and Restated Articles of Incorporation of the Company in effect on the date hereof (the "Company Articles of Incorporation") and the Bylaws of the Company in effect on the date hereof (the "Company Bylaws"), as soon as practicable following the date hereof:

               (a) duly call, give notice of, convene and hold an annual or special meeting of the Company Stockholders (the
     "Stockholders' Meeting") for the purpose of approving and adopting this Agreement and the transactions contemplated hereby;

               (b) subject to the fiduciary duties of the Board under applicable law, recommend that the Company Stockholders vote in favor of approving and adopting this Agreement and the transactions contemplated hereby; and

               (c) subject to the fiduciary duties of the Board under applicable law, use its reasonable best efforts to obtain the necessary approvals by the Company Stockholders of this Agreement and the transactions contemplated hereby.

                                 ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               The Company represents and warrants to Gaming as follows:

               Section 2.1  Organization and Qualification;
     Subsidiaries. (a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined herein). When used in this Agreement, the term "Company Material Adverse Effect" means any change or effect that would (i) be materially adverse to the business, results of operations, or financial condition of the Company and its subsidiaries, taken as a whole, or (ii) impair the ability of the Company to consummate the transactions contemplated hereby.

               (b) Each of the Company and its subsidiaries is duly qualified or licensed (excluding gaming and liquor licenses, which are covered by Section 2.5 hereof) and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, and to perform all of its obligations under any contract under which the Company or any of its subsidiaries (a) has or may acquire any rights, (b) has or may become subject to any obligation or liability or (c) is or may, or any of the assets used or owned by it are or may, become bound, except where the failure to be so duly qualified or licensed and in good standing or to effect such performance would not, individually or in the aggregate, have a Company Material Adverse Effect.

               (c) The Company has heretofore furnished or made available to Gaming complete and correct copies of the Company Articles of Incorporation and the Company Bylaws and the equivalent organizational documents of each of its subsidiaries, each as amended to the date hereof. The Company Articles of Incorporation, the Company Bylaws and equivalent organizational documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Articles of Incorporation or the Company Bylaws, and no subsidiary of the Company is in violation of any of the provisions of such subsidiary's equivalent organizational documents. The organizational documents of the subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control such subsidiaries.

               (d) The Company has heretofore furnished or made available to Gaming a complete and correct list of the subsidiaries of the Company, which list sets forth the amount of capital stock of or other equity interests in such subsidiaries owned by the Company, directly or indirectly.

               Section 2.2 Capitalization of the Company and its Subsidiaries. The authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock of which, as of July 31, 1997, 4,910,880 shares of Common Stock were issued and outstanding. All outstanding shares of capital stock of the Company have been validly issued, and are fully paid, nonassessable and free of preemptive rights. Set forth in
     Schedule 2.2(a) are all outstanding options, warrants, or other rights to purchase Riviera Stock. Except as set forth above or in Schedule 2.2, and except as a result of the exercise of Employee Options, Directors' Options and such rights under the Company Stock Plan and the Compensation Committee Plan outstanding as of July 31, 1997, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options, subscriptions, warrants, convertible securities, calls or other rights to acquire from the Company, and no obligation of the Company to issue, deliver or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalents, performance shares, interests in the ownership or earnings of the Company or other similar rights issued by the Company (collectively, "Company Securities"). Except as set forth on
     Schedule 2.2 hereto, there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth on
     Schedule 2.2 hereto, each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is directly or indirectly owned by the Company, free and clear of all security interests, liens, claims, pledges, charges, voting agreements or other encumbrances of any nature whatsoever (collectively, "Liens"). Except as set forth on Schedules 1.10 and 2.2 hereto, there are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other equity securities of any subsidiary of the Company.

               Section 2.3 Power and Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the Company Stockholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to approval of this Agreement by the Company Stockholders. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Gaming and RAS, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally (collectively, the "Bankruptcy Exceptions") and subject to the general principles of equity.

               Section 2.4  Approval of Options.  The Company has
     taken all action necessary to authorize and approve the grant of options to acquire Shares pursuant to the Riviera Option
     Agreement and the sale of such Shares upon the exercise of such options.

               Section 2.5  Compliance.  (a)  Except as set forth in
     Schedule 2.5(a), since January 1, 1994, the Company, its subsidiaries and affiliates and their respective officers or directors or, to the best knowledge of the Company, their respective agents or employees (if any), have been and are in compliance with all applicable laws and regulations of foreign, Federal, state and local governmental authorities applicable to the businesses conducted by any of the Company and its subsidiaries (including without limitation any federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated casino, liquor related activities and gaming activities and operations, including, without limitation, the Nevada Gaming Control Act, as amended (the "Nevada Act"), and the rules and regulations promulgated thereunder, or applicable to the properties owned or leased and used by the Company or its subsidiaries (collectively, "Gaming Laws")), and neither the Company, nor, to the best knowledge of the Company, any of its subsidiaries or affiliates, is aware of any claim of violation, or of any actual violation, of any such laws and regulations, by the Company or any of its subsidiaries, except where such failure or violation (whether actual or claimed) would not have a Company Material Adverse Effect. None of the Company or its subsidiaries, any employee, officer, director or stockholder or, to the best knowledge of the Company or affiliate thereof, has received any written claim, demand, notice, complaint, court order or administrative order from any governmental authority since January 1, 1994, asserting that a license of it or them, as applicable, under any Gaming Laws should be revoked or suspended. The Company, based upon its current operations, is not obligated to file any documents under the Indian Gaming Regulatory Act.

               (b) Except as set forth in Schedule 2.5(b), since January 1, 1994, each of the Company and its subsidiaries has and currently possesses, and is current on all fees with regard to, all franchises, certificates, licenses, permits and other authorizations from any governmental authorities and all patents, trademarks, service marks, trade names, copyrights, licenses and other rights that are necessary to each of the Company and its subsidiaries for the present ownership, maintenance and operation of its business, properties and assets (including without limitation all gaming and liquor licenses), except where the failure to possess such franchises, certificates, licenses, permits, and other authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and other rights (other than those required to be obtained from the Nevada Gaming Commission (the "Gaming Commission"), the Nevada State Gaming Control Board (the "Control Board"), the Clark County Liquor and Gaming Licensing Board (the "CCB"), and the City of Las Vegas ("Las Vegas") (the Gaming Commission, the Control Board, the CCB, and Las Vegas are collectively referred to as the "Gaming Authorities"), including approvals under the Gaming Laws) would not have a Company Material Adverse Effect; and none of the Company and its subsidiaries is in violation of any thereof, except where such violation would not have a Company Material Adverse Effect.

               (c) Since January 1, 1994, neither the Company nor any of its subsidiaries is in violation of, or has violated (with or without notice or lapse of time), any applicable provisions of
     (i) any laws, rules, statutes, orders, ordinances or regulations, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligations to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, which, individually or in the aggregate, would have a Company Material Adverse Effect.

               (d) Except as set forth in Schedule 2.5(d), since January 1, 1994: (i) the Company and each of its subsidiaries is, and has been, in full compliance with all of the terms and requirements of each award, decision, injunction, judgment, order, ruling, subpoena, or verdict (each, an "Order") entered, issued, made, or rendered by any court, administrative agency, or other governmental entity, officer or authority or by any arbitrator to which it, or any of the assets owned or used by it, is or has been subject, and (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company or its subsidiaries, or any of the assets owned or used by the Company or its subsidiaries, is subject, except where such non-compliance, violation or failure to comply would not have a Company Material Adverse Effect.

               (e) Neither the Company nor any of its subsidiaries has received, at any time since January 1, 1994, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company or its subsidiaries, or any of the assets owned or used by the Company or its subsidiaries, is or has been subject and which would have a Company Material Adverse Effect.

               (f) No investigation or review by any government entity, officer or authority with respect to the Company or its subsidiaries is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any government entity, officer or authority indicated an intention to conduct the same, other than, in each case, those which would not have a Company Material Adverse Effect.

               Section 2.6 Non-Contravention; Required Filings and Consents. (a) Except as set forth in Schedule 2.6 hereto and as contemplated by Section 2.6(b), the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Riviera Option Agreement and the Riviera Merger) do not and will not (i) contravene or conflict with the Company Articles of Incorporation or the Company Bylaws or the equivalent organizational documents of any of its subsidiaries or any resolution adopted by the Board or the Company Stockholders or the board of directors or stockholders of any of the Company s subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company, any of its subsidiaries or any of their respective properties, (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental entity, official or authority right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization that is held by the Company or any of its subsidiaries, or that otherwise relates to the business of, or any of the assets owned by, the Company or any of its subsidiaries, (iv) conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which the Company or any of its subsidiaries is entitled under any provision of any agreement, contract, license or other instrument binding upon the Company, any of its subsidiaries or any of their respective properties, or allow the acceleration of the performance of, any obligation of the Company or any of its subsidiaries under any indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective assets or properties is subject or bound, or (v) result in the creation or imposition of any Lien on any asset of the Company or any of its subsidiaries, except in the case of clauses (i), (ii),
     (iii) and (iv) for any such contraventions, conflicts, violations, breaches, terminations, defaults, cancellations, losses, accelerations and Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect or be reasonably expected to prevent the consummation by the Company of the transactions contemplated by this Agreement.

               (b) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Riviera Option Agreement, the Escrow Agreement and the Riviera Merger) by the Company require no action by or in respect of, or filing with, any governmental entity, official or authority (either domestic or foreign) other than (i) the filing of articles of merger in accordance with the Nevada Merger Law,
     (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and state securities, takeover and Blue Sky laws, (iv) obtaining all necessary gaming approvals, including those required by the Gaming Authorities, including approvals under the Gaming Laws, and (v) such additional actions or filings which, if not taken or made, would not, individually or in the aggregate, have a Company Material Adverse Effect or be reasonably expected to prevent the consummation by the Company of the transactions contemplated by this Agreement.

               Section 2.7 SEC Reports. (a) The Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since January 1, 1994. The Company has made available to Gaming, in the form filed with the SEC, the Company's (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1996, 1995 and 1994, (ii) all Quarterly Reports on Form 10-Q filed by the Company with the SEC since January 1, 1994, (iii) all proxy statements relating to meetings of the Company's stockholders since January 1, 1994 and (iv) all Current Reports on Form 8-K and registration statements filed by the Company with the SEC since January 1, 1994 (collectively and as amended as required, the "SEC Reports"). As of their respective dates, the SEC Reports complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the Exchange Act, each as in effect on the dates such SEC Reports were filed. As of their respective dates, none of the SEC Reports, including, without limitation, any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No subsidiary of the Company is required, as of the date hereof, to file any form, report, or other document with the SEC under
     Section 12 of the Exchange Act. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the SEC Reports fairly present, in all material respects, in conformity with GAAP (as defined in Section 4.11 of this Agreement) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The Company has heretofore made available or promptly will make available to Gaming a complete and correct copy of any amendments or modifications, which are required to be filed with the SEC but have not yet been filed with the SEC, to the SEC Reports.

               (b) Except as set forth in Schedule 2.7(b) hereto, the Company and its subsidiaries have no liabilities of any nature (whether accrued, absolute, contingent or otherwise), except for
     (i) liabilities set forth in the audited balance sheet of the Company dated December 31, 1996 or on the notes thereto, contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (ii) liabilities incurred in the ordinary course of business consistent with past practice since January 1, 1997 and (iii) liabilities which would not, individually or in the aggregate, have a Company Material Adverse Effect.

               Section 2.8 Absence of Certain Changes. Except as set forth in Schedule 2.8 hereto, since January 1, 1997, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, (ii) any incurrence, assumption or guarantees by the Company or any of its subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business, (iii) any making of any loan, advance or capital contributions to, or investments in, any other person, (iv) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (v) (x) any granting by the Company or any of its subsidiaries to any officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with past practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the SEC Reports filed and publicly available prior to the date of this Agreement, (y) any granting by the Company or any of its subsidiaries to any such officer of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired, or as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the SEC Reports filed or (z) except termination arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such officer, (vi) any damage, destruction or loss, whether or not covered by insurance, that would be expected to have a Company Material Adverse Effect, (vii) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its subsidiaries relating to any of their assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its subsidiaries or any contract or other right, in either case, material to the Company and its subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business and those contemplated by this Agreement, (viii) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles or (ix) any other change which would have a Company Material Adverse Effect.

               Section 2.9 Proxy Statement. The proxy or information statement or similar materials distributed to the Company's Stockholders in connection with the Riviera Merger, including any amendments or supplements thereto (the "Proxy Statement"), shall not, at the time filed with the SEC, at the time mailed to the Company Stockholders, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided by Gaming specifically for use in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

               Section 2.10 No Brokers. Except for the engagement of Ladenburg, Thalmann & Co. Inc. ("Ladenburg"), pursuant to an engagement letter, a copy of which has previously been delivered to Gaming, the fees and expenses of such engagement will be paid by the Company, the Company has not employed any broker, finder or financial advisor or incurred any liability for any brokerage fees, commissions, finders' or financial advisory fees in connection with the transactions contemplated hereby. No amendment has been or shall be made to the Company's agreement with Ladenburg that would increase the amount of fees or other compensation required thereunder.

               Section 2.11 Absence of Litigation. Except as disclosed in Schedule 2.11 hereto, since January 1, 1997, there has not been any action, suit, claim, investigation or proceeding pending against, or to the knowledge of the Company, threatened against, the Company or any of its subsidiaries or any of their respective properties or the Board before any court or arbitrator or any administrative, regulatory or governmental body, or any agency or official which, individually or in the aggregate, would have a Company Material Adverse Effect. Except as disclosed in
     Schedule 2.11 hereto, since January 1, 1997, there has not been any action, suit, claim, investigation or proceeding pending against, or to the knowledge of the Company, threatened against, the Company or any of its subsidiaries or any of their respective properties or the Board before any court or arbitrator or any administrative, regulatory or governmental body, or any agency or official which (i) challenges or seeks to prevent, enjoin, alter or delay the Riviera Merger or any of the other transactions contemplated hereby or (ii) alleges any criminal action or inaction. Except as disclosed in Schedule 2.11 hereto, since January 1, 1997, neither the Company nor any of its subsidiaries nor any of their respective properties has been subject to any order, writ, judgment, injunction, decree, determination or award having, or which would have a Company Material Adverse Effect or which would prevent or delay the consummation of the transactions contemplated hereby.

               Section 2.12  Taxes.  Except as set forth in
     Schedule 2.12 hereto, (a) the Company and its subsidiaries have filed, been included in or sent, all material returns, material declarations and reports and information returns and statements required to be filed or sent by or relating to any of them relating to any Taxes (as defined herein) with respect to any material income, properties or operations of the Company or any of its subsidiaries (collectively, "Returns"); (b) as of the time of filing, the Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company and its subsidiaries and any other material information required to be shown therein; (c) the Company and its subsidiaries have timely paid or made provision for all material Taxes that have been shown as due and payable on the Returns that have been filed; (d) the Company and its subsidiaries have made or will make provision for all material Taxes payable for any periods that end before the Effective Time for which no Returns have yet been filed and for any periods that begin before the Effective Time and end after the Effective Time to the extent such Taxes are attributable to the portion of any such period ending at the Effective Time; (e) the charges, accruals and reserves for Taxes reflected on the books of the Company and its subsidiaries are adequate under generally accepted accounting principles to cover the Tax liabilities accruing or payable by the Company and its subsidiaries; (f) neither the Company nor any of its subsidiaries is delinquent in the payment of any material Taxes or has requested any extension of time within which to file or send any material Return (other than extensions granted to the Company for the filing of its Returns as set forth in Schedule 2.12), which Return has not since been filed or sent; (g) no material deficiency for any Taxes has been proposed, asserted or assessed in writing against the Company or any of its subsidiaries other than those Taxes being contested in good faith by appropriate proceedings and set forth in Schedule 2.12 (which shall set forth the nature of the proceeding, the type of return, the deficiencies proposed, asserted or assessed and the amount thereof, and the taxable year in question); (h) neither the Company nor any of its subsidiaries has granted any extension of the limitation period applicable to any material Tax claims other than those Taxes being contested in good faith by appropriate proceedings; and (i) neither the Company nor any of its subsidiaries is subject to liability for Taxes of any person (other than the Company or its subsidiaries).

               For purposes of this Agreement, "Tax" or "Taxes" means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority. "Tax Authority" means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

               Section 2.13 Employee Benefits. (a) Schedule 2.13(a) hereto contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, dental, life, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension, savings or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or terminated employee of the Company or any ERISA Affiliate (the "Plans"). Schedule 2.13(a) hereto identifies each of the Plans that is an "employee benefit plan," as that term is defined in section 3(3) of ERISA (the "ERISA Plans"). Neither the Company nor any ERISA Affiliate has ever maintained, administered, contributed to or had any contingent liability with respect to any employee pension benefit plan subject to Title IV of ERISA or Section 412 of the Code, other than the multiemployer plans (as defined in Section 3(37)(A) of ERISA) which are identified on Schedule 2.13(a) hereto.

               (b) With respect to each Plan, the Company has heretofore delivered or made available to Gaming true and complete copies of each of the following documents (to the extent applicable):

                         (i)  a copy thereof;

                         (ii)  a copy of the most recent annual
          report and actuarial report, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions;

                         (iii)  a copy of the most recent
          actuarial report prepared with respect thereto in accordance with Statement of Financial Accounting
          Standards No. 106, Employer's Accounting for Non-
          Pension Postretirement Benefits;

                         (iv)  a copy of the most recent Summary
          Plan Description;

                         (v)  if the Plan is funded through a
          trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

                         (vi)  the most recent determination
          letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

               (c) Neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA, including any "withdrawal liability" (within the meaning of Section 4201 of ERISA) with respect to any Benefit Plan, and, to the knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a material liability under such Title.

               (d) Neither the Company nor any ERISA Affiliate, nor, to the knowledge of the Company, any ERISA Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any ERISA Affiliate, any ERISA Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any ERISA Plan or any such trust would be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a Tax imposed pursuant to section 4975 or 4976 of the Code, except for such penalties and Taxes which would not, individually or in the aggregate, have a Company Material Adverse Effect.

               (e) All contributions required to be made with respect to any ERISA Plan (whether pursuant to the terms of any ERISA Plan or otherwise) on or prior to the Effective Time have been timely made.

               (f) To the knowledge of the Company, each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code except where such noncompliance would not be expected to have a Company Material Adverse Effect.

               (g) Each ERISA Plan intended to be "qualified" within the meaning of section 401(a) of the Code has been drafted with the intention to be so qualified and has received a favorable determination letter from the Internal Revenue Service on or before the date hereof.

               (h) To the Company's knowledge, except as reasonably estimated and as set forth in Schedule 2.13(h), no amounts payable under the Plans as a result of the consummation of the transactions contemplated by this Agreement will fail to be deductible for federal income tax purposes by application of section 280G of the Code.

               (i) Except as set forth on Schedule 2.13(i) hereto, no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law or (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA).

               (j) Except as provided in Schedule 2.13(j) hereto, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

               (k) There are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

               (l) The Company has reserved the right to amend or terminate any Plan which is a welfare benefit plan, as that term is defined in section 3(l) of ERISA.

               Section 2.14 Intellectual Property. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or as set forth in Schedule 2.14 hereto, the Company and each of its subsidiaries owns, or is licensed or has the right to use (in each case, free and clear of any Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business substantially as currently conducted, to the knowledge of the Company, the use of any Intellectual Property by the Company and its subsidiaries does not infringe on or otherwise violate the rights of any person; and, to the knowledge of the Company, no person is challenging, infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company and its subsidiaries, except in each case for such infringements or failures to own or be licensed as would not, individually or in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and any registration in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

               Section 2.15 Material Contracts. Except as set forth in Schedule 2.15 hereto, there are no (i) agreements of the Company or any of its subsidiaries containing an unexpired covenant not to compete or similar restriction applying to the Company or any of its subsidiaries, (ii) interest rate, currency or commodity hedging, swap or similar derivative transactions to which the Company or any of its subsidiaries is a party nor (iii) other contracts or amendments thereto that would be required to be filed and have not been filed as an exhibit to a Form 10-K filed by the Company with the SEC as of the date of this Agreement (collectively, the Material Contracts ). Assuming each Material Contract constitutes a valid and binding obligation of each other party thereto, each Material Contract is a valid and binding obligation of the Company or a subsidiary of the Company, as the case may be. To the Company's knowledge, each Material Contract is a valid and binding obligation of each other party thereto, and each such Material Contract is in full force and effect and is enforceable by the Company or its subsidiaries in accordance with its terms, except as such enforcement may be limited by the Bankruptcy Exceptions and subject to the general principles of equity. There are no existing defaults (or circumstances or events that, with the giving of notice or lapse of time or both would become defaults) of the Company or any of its subsidiaries (or, to the knowledge of the Company, any other party thereto) under any of the Material Contracts except for defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

               Section 2.16 Insurance. The Company and its subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is consistent with industry practice for companies (i) engaged in similar businesses and (ii) of at least similar size to that of the Company and its Subsidiaries, and has maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of the activities of the Company or its subsidiaries or any of any properties owned, occupied or controlled by the Company or its subsidiaries, in such amount as reasonably deemed necessary by the Company or its subsidiaries. Schedule 2.16 hereto sets forth a complete and correct list of all material insurance policies (including a brief summary of the nature and terms thereof and any amounts paid or payable to the Company or any of its subsidiaries thereunder) providing coverage in favor of the Company or any of its subsidiaries or any of their respective properties. Each such policy is in full force and effect, no notice of termination, cancellation or reservation of rights has been received with respect to any such policy, there is no default with respect to any provision contained in any such policy, and there has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by any such policy, except for any such failures to be in full force and effect, any such terminations, cancellations, reservations or defaults, or any such failures to give notice or present claims which would not, individually or in the aggregate, have a Company Material Adverse Effect.

               Section 2.17 Labor Matters. (a) Except as set forth in Schedule 2.17(a) hereto, neither the Company nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any of its subsidiaries, no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries and the Company has no knowledge of any material activities or proceedings (i) involving any unorganized employees of the Company or its subsidiaries seeking to certify a collective bargaining unit or (ii) of any labor union to organize any of the employees of the Company or its subsidiaries. There is no labor dispute, strike or work stoppage against the Company or any of its subsidiaries pending or, to the Company's knowledge, threatened which may interfere with the respective business activities of the Company or any of its subsidiaries, except where such dispute, strike or work stoppage would not have a Company Material Adverse Effect.

               (b) Except as set forth in Schedule 2.17(b) hereto, the Company and each of its subsidiaries have paid in full, or fully accrued for in their financial statements, all wages, salaries, commissions, bonuses, severance payments, vacation payments, holiday pay, sick pay, pay in lieu of compensatory time and other compensation due or to become due to all current and former employees of the Company and each Subsidiary for all services performed by any of them on or prior to the date hereof. The Company and its subsidiaries are in compliance with all applicable federal, state, local and foreign laws, rules and regulations relating to the employment of labor, including without limitation, laws, rules and regulations relating to payment of wages, employment and employment practices, terms and conditions of employment, hours, immigration, discrimination, child labor, occupational health and safety, collective bargaining and the payment and withholding of Taxes and other sums required by governmental authorities.

               Section 2.18 Real Property. Schedule 2.18 hereto identifies all real property owned, leased or used by the Company or its subsidiaries in the conduct of its business. Except as set forth in Schedule 2.18, the Company and each of its subsidiaries have good and marketable title to all of their properties and assets, free and clear of all Liens, except for those disclosed in the financial statements and except Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Company Material Adverse Effect; and all leases pursuant to which the Company or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Company Material Adverse Effect.

               Section 2.19 Environmental Matters. (a) Except as set forth on Schedule 2.19(a) (i) the Company and its subsidiaries are in compliance with all Environmental Laws (as defined herein), except where the failure to be in compliance would not have a Company Material Adverse Effect, and (ii) to the best knowledge of the Company, there are not, with respect to the Company or any of its subsidiaries, any past violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, contractual obligations or other legal requirements that may give rise to any liability, cost or expense under any Environmental Laws, which liabilities, costs or expenses, either individually or in the aggregate, would have a Company Material Adverse Effect.

               (b)  As used in this Section 2.19, the term
     "Environmental Laws" means the applicable common law and all applicable Federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of, or exposure to, chemicals, pollutants, contaminants, asbestos-containing materials or industrial, toxic or hazardous substances or wastes into the environment, as well as all applicable authorizations or codes, decrees, injunctions, judgments, licenses, orders, permits or regulations in effect thereunder.

               Section 2.20 Representations Complete. None of the representations or warranties made by the Company herein or in any Schedule or Exhibit hereto contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time any material fact or necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.

                                ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF GAMING AND RAS

               Each of Gaming and RAS represents and warrants to the Company as follows:

               Section 3.1 Organization; Power and Authority. Each of Gaming and RAS is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Gaming Material Adverse Effect (as defined herein). When used in this Agreement, the term "Gaming Material Adverse Effect" means any change or effect that would (i) be materially adverse to the business, results of operations, or financial condition of Gaming and RAS and their subsidiaries, taken as a whole, or (ii) impair the ability of Gaming and RAS to consummate the transactions contemplated hereby. Each of Gaming and RAS has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of Gaming and RAS and by the sole stockholder of each of Gaming and RAS, and no other corporate proceedings on the part of Gaming or RAS are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each of Gaming and RAS and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, constitutes a legal, valid and binding agreement of each of Gaming and RAS, enforceable against each of Gaming and RAS in accordance with its terms, except as such enforcement may be limited by the Bankruptcy Exceptions and subject to the general principles of equity.

               Section 3.2 Non-Contravention; Required Filings and Consents. (a) Except as set forth on Schedule 3.2(a) hereto, the execution, delivery and performance by each of Gaming and RAS of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Riviera Option Agreement, the Escrow Agreement and the Riviera Merger) do not and will not: (i) contravene or conflict with the Certificate of Incorporation or Bylaws of Gaming or the equivalent organizational documents of RAS, or any resolution adopted by the board of directors or stockholders of Gaming or RAS, (ii) assuming that all consents, authorizations and approvals contemplated by subsection (b) below have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Gaming or to RAS or any of their respective properties, (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental entity, official or authority right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization that is held by Gaming or RAS or that otherwise relates to the business of, or any of the assets owned by Gaming or RAS, (iv) conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which either Gaming or RAS is entitled under any provision of any agreement, contract, license or other instrument binding upon either Gaming or RAS, or allow the acceleration of the performance of, any obligation of either Gaming or RAS under any other agreement to which Gaming or RAS is a party or by which Gaming or RAS is subject or bound, or (v) result in the creation or imposition of any Lien on any asset of Gaming or RAS, except in the case of clauses (ii), (iii) and (iv) for any such contraventions, conflicts, violations, breaches, terminations, defaults, cancellations, losses, accelerations and Liens which would not individually or in the aggregate have a Gaming Material Adverse Effect or be reasonably expected to prevent the consummation by Gaming or by RAS of the transactions contemplated by this Agreement.

               (b) The execution, delivery and performance by Gaming and by RAS of this Agreement and the consummation of the transactions contemplated hereby (including the Riviera Option Agreement, the Escrow Agreement and the Riviera Merger) by Gaming and by RAS require no action by or in respect of, or filing with, any governmental entity, official or authority (either domestic or foreign), other than: (i) the filing of Articles of Merger in accordance with the Nevada Merger Law; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements of the Exchange Act and state securities, takeover and Blue Sky laws; (iv) obtaining all necessary gaming approvals, including those required by the Gaming Authorities, including, without limitation, approvals under the Gaming Laws, if any; and (v) such additional actions or filings which, if not taken or made, would not individually or in the aggregate have a Gaming Material Adverse Effect or be reasonably expected to prevent the consummation by Gaming or by RAS of the transactions contemplated by this Agreement.

               Section 3.3 Absence of Litigation. Since January 1, 1997, there has not been any action, suit, claim, investigation or proceeding pending against, or to the knowledge of Gaming or RAS, threatened against, Gaming or RAS or any of their subsidiaries or any of their respective properties, or their respective boards of directors, before any court or arbitrator or any administrative, regulatory or governmental body, or any agency or official which, individually or in the aggregate, would have a Gaming Material Adverse Effect. Since January 1, 1997, neither Gaming nor RAS nor any of their subsidiaries nor any of their respective properties has been subject to any order, writ, judgment, injunction, decree, determination or award having, or which would have, a Gaming Material Adverse Effect or which would prevent or delay the consummation of the transactions contemplated hereby.

               Section 3.4 Proxy Statement. None of the information provided by Gaming specifically for use in the Proxy Statement shall, at the time filed with the SEC, at the time mailed to the Company Stockholders, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

               Section 3.5 No Prior Activities. Since the date of its incorporation, neither Gaming nor RAS has engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

               Section 3.6 No Brokers. Except for Jefferies & Co., Inc. neither Gaming nor RAS has employed any broker or finder, nor has it incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

               Section 3.7 Capitalization of Gaming. On the Closing Date and at the Effective Time, Gaming will have cash or immediately available funds in an amount not less than the sum of
     (i) the aggregate amount of Merger Consideration to be paid hereunder and (ii) the aggregate amount to be paid at the Effective Time pursuant to Section 1.10 hereof.

               Section 3.8 Representations Complete. None of the representations or warranties made by either Gaming or RAS herein or any Exhibit hereto contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time any material fact necessary in order to make the statements contained herein, in light of the circumstances under which they are made, not misleading.

                                 ARTICLE IV

                                 COVENANTS

               Section 4.1 Conduct of Business of the Company. Except as otherwise expressly provided in this Agreement, during the period from the date hereof to the Effective Time, the Company and its subsidiaries will each conduct their respective operations according to its ordinary course of business consistent with past practice, and the Company and its subsidiaries will each use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, or as set forth in Schedule 4.1 hereto, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Gaming:

               (a) amend its Articles of Incorporation or Bylaws or other comparable organizational documents;

               (b) authorize for issuance, issue, pledge, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or otherwise encumber, any capital stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights), except as required by option agreements or the Company Stock Plan, warrants or other securities listed on Schedule 2.2, as such are in effect as of the date hereof, or amend any of the terms of any such securities or agreements outstanding as of the date hereof;

               (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock, or, redeem, repurchase or otherwise acquire any of its securities or any securities of its subsidiaries;

               (d) (i) except as set forth in Schedule 4.1(d)(i) hereto or in the ordinary course of business consistent with past practice or for the senior mortgage note offering (the "Note Offering") described in the offering circular dated August 8, 1997 (the "Note Offering Circular"), create or incur any Indebtedness (as defined herein), (ii) make any loans, advances or capital contributions to, or investments in, any other person,
     (iii) pledge or otherwise encumber any shares of capital stock of the Company or any of its subsidiaries, or (iv) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon;

               (e) except as otherwise provided in this Section 4.1, enter into any transaction, other than in the ordinary course of business consistent with past practice, or make any investment, which individually or in the aggregate exceeds the amount of $500,000;

               (f) enter into, adopt or (except as may be required by law or by the terms of any such arrangement) amend or terminate any bonus, profit-sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or benefits of any director, officer or employee, or grant any benefit or termination or severance pay to any director, officer, or employee not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options) or by law;

               (g) acquire, sell, lease or dispose of, or encumber any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries, taken as a whole, or enter into any contract, agreement, commitment or transaction outside the ordinary course of business;

               (h) change any of the accounting principles or practices used by the Company, except as may be required as a result of a change in law, SEC guidelines or GAAP;

               (i) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (B) except in connection with the construction of a casino in Black Hawk, Colorado, authorize any new capital expenditure or expenditures which are in excess of the amounts estimated in the Company's capital expenditure budget, dated as of August 28, 1997 and the capital expenditure budget, dated as of August 28, 1997, relating to the development of the Company's property in Black Hawk, Colorado, previously provided to Gaming in excess of $500,000 or, in the aggregate, are in excess of $1,500,000; (C) settle any litigation for amounts in excess of $100,000 individually or $500,000 in the aggregate after giving effect to insurance recoveries; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing;

               (j) make any Tax election or settle or compromise any Tax liability, other than in the ordinary course of business;

               (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities set forth in Schedule 2.8 hereto or reflected or reserved against in the financial statements (or the notes thereto) of the Company and its subsidiaries or incurred in the ordinary course of business consistent with past practice;

               (l) terminate, modify, amend or waive compliance with any provision of any Material Contract, or fail to take any action necessary to preserve the benefits of any such Material Contract to the Company or any of its subsidiaries;

               (m) fail to comply with any laws, ordinances or other governmental regulations applicable to the Company or any of its subsidiaries, including, but not limited to, the Gaming Laws and any regulations promulgated thereunder, that may have a Company Material Adverse Effect; or

               (n) take, or agree in writing or otherwise to take, any of the actions described in this Section 4.1.

               Section 4.2 Proxy Statement. (a) The Company shall, as promptly as practicable following the date hereof, prepare and file the Proxy Statement with the SEC under the Exchange Act. Gaming and RAS shall use their respective reasonable best efforts to cooperate with the Company in the preparation of the Proxy Statement. As soon as practicable following completion of review of the Proxy Statement by the SEC, the Company shall mail the Proxy Statement to its stockholders who are entitled to vote at the Stockholders' Meeting. Subject to the fiduciary obligations of the Board under applicable law, the Proxy Statement shall contain the recommendation of the Board that the Company Stockholders approve this Agreement and the transactions contemplated hereby.

               (b) The Company shall use its reasonable best efforts to promptly obtain and furnish the information required to be included in the Proxy Statement and to respond promptly to any comments from, or requests made by the SEC with respect to the Proxy Statement. The Company shall promptly notify Gaming of the receipt of comments from, or any requests by, the SEC with respect to the Proxy Statement, and shall promptly supply Gaming with copies of all correspondence between the Company (or its representatives) and the SEC (or its staff) relating thereto.
     The Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become, or is, false or misleading; provided, however, that the Company shall first use its reasonable best efforts to consult with Gaming about the form and substance of each such correction.

               Section 4.3 Access to Information. (a) Subject to applicable law and the agreements set forth in Section 4.3(b), between the date hereof and the Effective Time, the Company will give Gaming and its counsel, financial advisors, auditors and other authorized representatives reasonable access (during regular business hours upon reasonable notice) to all employees, offices and other facilities and to all books and records of the Company and its subsidiaries, will permit Gaming and its counsel, financial advisors, auditors and other authorized representatives to make such inspections Gaming may reasonably require, and will cause the Company's officers and those of its subsidiaries to furnish Gaming or its representatives with such financial and operating data and other information with respect to the business and properties of the Company and any of its subsidiaries as Gaming may from time to time reasonably request. No investigation pursuant to this Section 4.3 shall affect any representations or warranties of the Company herein or the conditions to the obligations of Gaming or RAS hereunder.

               (b) The parties hereto each agree that the provisions of the Confidentiality Agreement, dated as of April 21, 1997 and attached hereto as Exhibit D (the "Confidentiality Agreement"), between the Company and Mr. Allen E. Paulson shall apply to and be binding on Gaming and RAS, and that the terms of the Confidentiality Agreement are incorporated herein by reference.

               Section 4.4 Reasonable Best Efforts. Subject to the terms and conditions contained herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under all applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable. Without limiting the generality of the foregoing, the parties hereto shall cooperate with one another (i) in the preparation and filing of any required filings under the HSR Act, the Gaming Laws and the other laws referred to in Sections 2.5 and 3.2 hereof, (ii) in determining whether action by or in respect of, or filing with, any governmental body, agency, official or authority is required, proper or advisable, or any actions, consents, waivers or approvals are required to be obtained from parties to any contracts in connection with the transactions contemplated by this Agreement, (iii) in seeking to obtain any such actions, consents and waivers and in making any such filings, and (iv) in seeking to lift any order, decree or ruling restraining, enjoining, or otherwise prohibiting the Riviera Merger. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

               Section 4.5 Public Announcements. Each of the parties hereto agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if
     (i) the disclosure is required by law, and (ii) the party making such disclosure has first used its reasonable best efforts to consult with the other party about the form and substance of such disclosure.

               Section 4.6 Indemnification; Insurance. (a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties" and individually, an "Indemnified Party") against all losses, liabilities, expenses (including attorneys' fees), claims or damages in connection with any claim, suit, action, proceeding or investigation based in whole or in part upon the fact that such Indemnified Party is or was a director, officer or employee of the Company or any of its subsidiaries and arising out of acts or omissions occurring prior to and including the Effective Time (including but not limited to the transactions contemplated by this Agreement) to the fullest extent permitted by Nevada law, for a period of not less than six years following the Effective Time; provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

               (b) The provisions of the Surviving Corporation Articles of Incorporation and the Surviving Corporation Bylaws with respect to indemnification and exculpation shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time are or were current or former directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

               (c) For six years after the Effective Time, the Surviving Corporation shall cause to be maintained the current policies of directors' and officers' liability insurance maintained by the Company covering the current and former directors and officers of the Company with respect to matters occurring prior to the Effective Time (provided, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the current and former directors and officers of the Company than the policy in effect on the date hereof with respect to acts or failures to act prior to the Effective Time (including dollar amount and scope of coverage), to the extent such policies are available; provided, that in no event shall the Surviving Corporation be required to expend, in order to maintain or procure insurance coverage pursuant to this
     Section 4.6(c), any amount per annum greater than 150% of the current annual premiums paid by the Company for such insurance (which the Company represents and warrants to be not more than $225,000). If for any reason during such period the Surviving Corporation is unable to obtain such insurance for an annual premium of not more than $337,500, it shall notify William L. Westerman, who will act as authorized representative of all such directors and officers (the "Representative"). The Representative may require either that the Surviving Corporation shall (i) pay $337,500 in annual premiums for such insurance, with the insured directors and officers paying any excess, or
     (ii) deposit $337,500 per annum in an escrow account with an independent escrow agent as a fund to cover counsel fees and other litigation expenses of, or judgments or settlements paid by, such directors and officers for claims made against them during such six-year period by reason of their having been directors and officers of the Company or its subsidiaries prior to the Effective Time, which expenses are not paid by the Surviving Corporation pursuant to its indemnification obligations to such directors and officers.

               (d) From and after the Effective Time, no Indemnified Party shall be liable to Gaming, RAS or the Surviving Corporation (or anyone claiming rights through any of them, including Allen
     E. Paulson) for breach of any of the representations, warranties, covenants or agreements contained in this Agreement. It is the express understanding of the parties that the sole remedy of Gaming and RAS under this Agreement (or anyone claiming rights under this Agreement through Gaming or RAS) in the event of a breach or alleged breach by the Company of its representations, warranties, covenants or agreements, shall be to refuse to consummate the Riviera Merger, subject, however, to Gaming s rights under Article VI hereof.

               (e) This Section 4.6 is intended to benefit the Indemnified Parties and their respective heirs, executors and personal representatives, and shall be binding on the successors and assigns of the Company and the Surviving Corporation.

               Section 4.7 Notification of Certain Matters. The Company shall give prompt notice to Gaming and RAS, and Gaming and RAS shall give prompt notice to the Company, upon becoming aware of: (i) the occurrence or non-occurrence, of any event the occurrence, or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (ii) any failure of the Company or Gaming and RAS, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, that the delivery of any notice pursuant to this Section 4.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

               Section 4.8 Termination of Stock Plans. Except as may be otherwise agreed to by Gaming and the Company, the Company Plan, the Directors Plan, the Company Stock Plan and the Compensation Committee Plan shall terminate as of the Effective Time. Prior to the Effective Time, the Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions as are required to: (i) effect the transactions contemplated by Section 1.10 hereof and (ii) with respect to any stock option, stock appreciation or other stock benefit plan of the Company or any of its subsidiaries not addressed by the preceding clause (i), ensure that, following the Effective Time, no participant therein shall have any right thereunder to acquire any capital stock of the Surviving Corporation or any subsidiary thereof.

               Section 4.9 No Solicitation. (a) The Company and its subsidiaries and affiliates will not, and the Company and its subsidiaries and affiliates will use their reasonable best efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Alternative Transaction (as defined below) with respect to the Company or any of its subsidiaries or an inquiry with respect thereto, or, (ii) in the event of an unsolicited Alternative Transaction for the Company or any of its subsidiaries, engage in negotiations or discussions with, or provide any information or data to any person relating to any Alternative Transaction, subject to the Board's good faith determination, after consulting with outside legal counsel to the Company, that the failure to engage in such negotiations or discussions or provide such information would likely result in a breach of the Board's fiduciary duties under applicable law if such Alternative Transaction would provide the Company Stockholders with a purchase price per Share that is higher (the amount of such excess in the purchase price per Share is hereinafter referred to as the "Spread") than the Merger Consideration to be received by the Company Stockholders. The Company shall notify Gaming and RAS orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions thereof and the identity of the person making such), within twenty four hours of the receipt thereof. The Company shall, and shall cause its subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Alternative Transaction relating to the Company or any of its subsidiaries. Notwithstanding anything to the contrary, nothing contained in this Section 4.9 shall prohibit the Company or the Board from communicating to the Company Stockholders a position as required by Rules 14d-9 and 14a-2 promulgated under the Exchange Act.

               (b)  As used in this Agreement, "Alternative
     Transaction" shall mean any tender or exchange offer for the Common Stock or for the equivalent securities of any of the Company's subsidiaries, any proposal for a merger, consolidation or other business combination involving any such person, any proposal or offer to acquire in any manner a ten percent or more equity interest in, or ten percent or more of the business or assets of, such person, any proposal or offer with respect to any recapitalization or restructuring with respect to such person or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to such person or any subsidiary of such person; provided, however, that, as used in this Agreement, the term "Alternative Transaction" shall not apply to any transaction of the type described in this subsection
     (b) involving Gaming, RAS or their affiliates.

               Section 4.10 Projected Results. In connection with the monthly projections of the Company's consolidated statement of operations (the "Projected Results") for the twelve months ending March 31, 1998, which have been previously delivered to Gaming, the Company shall (i) deliver to Gaming, no earlier than ten and no later than five business days prior to the Closing Date, a certificate, in form satisfactory to Gaming, from the Company's Chief Executive Officer and Chief Financial Officer specifying the Company's actual monthly Consolidated EBITDA (as defined herein) since April 1, 1997 on a cumulative basis and
     (ii) provide Gaming, RAS and their representatives with all information which may be reasonably requested by Gaming, RAS or their representatives to allow them to verify and analyze the Consolidated EBITDA for the period of March 31, 1997 through and including the earlier of (x) the Latest Fiscal Month (as defined herein) and (y) March 31, 1998 (the "Projected Period").

          "Consolidated EBITDA" means, in each case for the Projected Period, the Consolidated Net Income (as defined herein) of the Company adjusted, (x) to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of the Company's (i) Consolidated Fixed Charges (as defined herein), (ii) consolidated income tax expense and (iii) consolidated depreciation and amortization expense and
     (y) to subtract therefrom, to the extent included in the determination of Consolidated Net Income, any interest earned on any asset set aside with respect to any defeased obligation, provided that consolidated depreciation and amortization of a subsidiary of the Company that is a less than wholly owned subsidiary of the Company shall only be added to the extent of the pro rata equity interest of the Company in such subsidiary.

          "Consolidated Net Income" means, in each case for the Projected Period, the net income (or loss) of the Company (determined on a consolidated basis in accordance with GAAP) adjusted to exclude (only to the extent included in computing such net income (or loss), and without duplication): (a) all gains and not losses which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business, including the gain, if any, from the Company's warrants to purchase shares of common stock of Elsinore Corporation, a Nevada corporation, provided, however, that the exclusion relating to such warrants set forth in the preceding clause shall not effect the calculation of executive incentive compensation, pursuant to executive compensation agreements in effect on the date hereof, and provided, further, that the amount of executive incentive compensation, as so calculated, during the Projected Period shall be taken into account in the calculation of Consolidated Net Income, or from the issuance or sale of any capital stock),
     (b) the net income of an entity (other than a wholly owned subsidiary of the Company) in which the Company or any of its consolidated subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to the Company or a wholly owned subsidiary of the Company during such period, but in any case not in excess of the Company's or such wholly owned subsidiary's pro rata share of such entity's net income for such period, (c) the net income, if positive, of any consolidated subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary of the Company; provided, that, charges relating to the following expenses shall not be included: (i) the transactions contemplated by this Agreement; (ii) the offering of $175,000,000 10% First Mortgage Notes due 2004 (the "New Notes") (provided, however, that interest accrued with respect to the New Notes during the Projected Period shall be taken into account in the calculation of Consolidated Net Income), and the defeasance (the "Defeasance") as of June 1, 1998 for the price specified in the Note Offering Circular of the 11% Notes and the costs (including premium, if any) associated therewith; (iii) the transactions contemplated in the Black Hawk Agreement; (iv) the proposed public offering of shares of Common Stock which was terminated in April 1997; and (v) any costs related to the extinguishment of the Company's obligation to Bank of America.

          "Consolidated Fixed Charges" means, for the Projected Period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of interest expensed, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to capitalized lease obligations) of the Company and its consolidated subsidiaries during such period, including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness (as defined herein), (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations (as defined below), in each case to the extent attributable to such period. For purposes of this definition, (x) interest on a capitalized lease obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by the Company to be the rate of interest implicit in such capitalized lease obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness (as defined herein) represented by the guaranty by the Company or any of its subsidiaries of an obligation of another person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

          "Interest Swap and Hedging Obligation" means any obligation of the Company or its subsidiaries pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, the Company or its subsidiaries are entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by the Company or its subsidiaries calculated by applying a fixed or floating rate of interest on the same notional amount.

          "Indebtedness" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such any person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 60 days past their original due date) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) relating to any capitalized lease obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (b) all net obligations of such person under Interest Swap and Hedging Obligations; (c) all liabilities and obligations of others of the kind described in the preceding clause (a) or (b) that such person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such person and all obligations to purchase, redeem or acquire any equity interests; (d) all equity interest of such person that, by its terms or the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof), measured at the greater of its voluntary or involuntary maximum fixed repurchase price or, if there is no fixed purchase price, at fair market value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such equity interest plus accrued and unpaid dividends; and (e) any and all deferrals, renewals, extensions, refinancing and refunding (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b) (c) or
     (d), or this clause (e), whether or not between or among the same parties.

          "Latest Fiscal Month" means the month immediately preceding the Closing Date unless the Closing Date occurs prior to twenty-one days after a month's end, in which event, it shall mean the second preceding month.

          As used in this Agreement "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting
     Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the date hereof.

          If there is a dispute as to the Company's Projected Results or the Company's actual Consolidated EBITDA, such dispute will be resolved by a "Big Six" accounting firm mutually selected by the Company and Gaming (the "Outside CPA"). The Company and Gaming will each pay 50% of the fees of the Outside CPA whose decision will be reached on an expedited basis and will be final and binding upon the parties hereto.

               Section 4.11 Compliance with Gaming Laws. None of Gaming, RAS or their officers, directors or stockholders will attempt to influence, direct or cause the direction of the management or policies of the Company or ROC pending receipt of all required approvals of the Gaming Authorities, pursuant to the Gaming Laws, for the transactions contemplated by this Agreement and the Riviera Option Agreement.

                                 ARTICLE V

                  CONDITIONS TO CONSUMMATION OF THE MERGER

               Section 5.1 Conditions to each Party's Obligation to Effect the Riviera Merger. The respective obligation of each party to effect the Riviera Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

               (a) Any waiting period applicable to the consummation of the Riviera Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated.

               (b) At the Stockholders' Meeting, this Agreement shall have been approved and adopted by the affirmative vote of the holders of at least sixty percent of all Shares, excluding the Paulson Shares.

               (c) There shall not have been any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted or issued applicable to the Riviera Merger by any governmental entity which, directly or indirectly, (i) prohibits the consummation of the Riviera Merger or the transactions contemplated by the Riviera Option Agreement, (ii) prohibits or materially limits the ownership or operation by the Company, or any of its respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or seeks to compel the Company or Gaming or RAS to dispose of or hold separate any material portion of the business or assets of the Company or Gaming or RAS and its subsidiaries, taken as a whole, as a result of the Riviera Merger or any of the other transactions contemplated by this Agreement, or (iii) prohibits Gaming or RAS from effectively controlling in any material respect the business or operations of the Company, taken as a whole; provided, that the parties hereto shall have used their reasonable best efforts to cause any such statute, rule, regulation, judgment, order or injunction to be repealed, vacated or lifted.

               (d) At or prior to the Effective Time, the Company shall have irrevocably deposited the funds for the Defeasance as specified in the Note Offering.

               (e) Other than the filing of the articles of merger in accordance with the Nevada Merger Law, all licenses, permits, registrations, authorizations, consents, waivers, orders or other approvals required to be obtained, and all filings, notices or declarations required to be made by Gaming, RAS, Mr. Allen E. Paulson, the Company and any of its subsidiaries in order to consummate the Riviera Merger and the transactions contemplated by this Agreement, and in order to permit the Company and its subsidiaries to conduct their respective business in the jurisdictions regulated by the Gaming Authorities after the Effective Time in the same manner as conducted by the Company or its subsidiaries prior to the Effective Time shall have been obtained or made.

               Section 5.2 Conditions to Obligations of Gaming and RAS to Effect the Riviera Merger. The obligations of Gaming and RAS to effect the Riviera Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

               (a) The Company shall have performed in all material respects all of its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.

               (b) The actual Consolidated EBITDA reflected in the consolidated statement of operations of the Company for the Projected Period shall not have declined by 7.5% or more when compared to the Projected Results for the Projected Period.

               (c) The Option Sellers shall have entered into the Riviera Option Agreement concurrent with the execution of this Agreement, and the Riviera Option Agreement shall be in full force and effect and the Option Sellers shall have complied in all respects with the terms thereof;

               (d) Mr. Allen E. Paulson shall not have become deceased or Disabled (as defined herein). As used herein, "Disabled" means Mr. Allen E. Paulson's incapacity due to physical or mental illness, injury or disease, which incapacity renders him unable to perform the requisite duties of the chief executive officer of Gaming for a consecutive period of 90 days or more. Any question as to the existence, extent or potentiality of Mr. Allen E. Paulson's disability upon which Gaming and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company approved by Gaming and the disputing Option Sellers (each of whose approval shall not be unreasonably withheld or delayed). The determination of such physician shall be final and conclusive for all purposes of this Agreement.

               (e) Gaming shall have received such documents as Gaming or RAS may reasonably request for the purpose of (i) evidencing the accuracy at any time on or prior to the Closing Date of any of the Company's representations and warranties, (ii) evidencing the performance by the Company of, or the compliance by the Company with, any covenant or obligation required to be performed or complied with by the Company, (iii) evidencing the satisfaction of any condition referred to in Sections 5.1 and 5.2 hereof or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated hereby.

               Section 5.3 Conditions to Obligations of the Company to Effect the Riviera Merger. The obligations of the Company to effect the Riviera Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

               (a) Each of Gaming and RAS shall have performed in all material respects all of its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Gaming and RAS contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except (i) for changes specifically permitted by this Agreement, and (ii) that those representations and warranties made only as of a particular date shall remain true and correct as of such particular date.

               (b) At the Closing Date, Gaming shall have in cash or immediately available funds, an amount equal to the sum of (i) the aggregate amount of Merger Consideration to be paid hereunder and (ii) the aggregate amount to be paid at the Effective Time pursuant to Section 1.10 hereof.

               (c) The Company shall have received such documents as the Company may reasonably request for the purpose of (i) evidencing the accuracy of any of Gaming's and RAS' representations and warranties, (ii) evidencing the performance by Gaming and RAS of, or the compliance by Gaming and RAS with, any covenant or obligation required to be performed or complied with by Gaming and RAS, (iv) evidencing the satisfaction of any condition referred to in Sections 5.1 and 5.3 hereof, or (v) otherwise facilitating the consummation or performance of any of the transactions contemplated hereby.

                                 ARTICLE VI

                       TERMINATION; AMENDMENT; WAIVER

               Section 6.1  Termination.  This Agreement may be
     terminated and the Riviera Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the Company Stockholders:

               (a) by mutual written consent of Gaming and RAS, on the one hand, and the Company, on the other hand;

               (b) by Gaming and RAS, on the one hand, and the Company, on the other hand, if any court or governmental authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Riviera Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, that Gaming and the Company shall have used their reasonable best efforts to have such injunction lifted;

               (c) by Gaming and RAS, on the one hand, and the Company, on the other hand, at any time after April 1, 1998, (the "Termination Date") if the Riviera Merger shall not have occurred by such date; provided, that if the Riviera Merger has not occurred solely by virtue of the fact that the required approvals of one or more of the Gaming Authorities have not been obtained and the Gaming Authorities have informed Mr. Allen E. Paulson, Gaming or the Company that a review of the applications for such approvals is scheduled by the appropriate Gaming Authorities for a later date, then the Termination Date shall be extended until such approvals have been granted or denied, except that under no circumstances shall such extension continue after June 1, 1998; and, provided, further, that the right to terminate this Agreement under this subparagraph (c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of the failure of the Riviera Merger to have occurred by such date;

               (d) by Gaming and RAS if (i) there shall have been a breach of any representation or warranty of the Company contained herein which would have a Company Material Adverse Effect or prevent the consummation of the Riviera Merger or the transactions contemplated hereby, which shall not have been cured on or prior to ten business days following notice from Gaming of such breach, (ii) there shall have been a breach of any covenant or agreement of the Company contained herein which would have a Company Material Adverse Effect or prevent the consummation of the Riviera Merger or the transactions contemplated hereby, which shall not have been cured on or prior to ten business days following notice of such breach, (iii) the Board shall have withdrawn or modified, in a manner materially adverse to Gaming, its approval or recommendation of this Agreement, the Riviera Merger or the transactions contemplated hereby or shall have recommended, or the Company shall have entered into an agreement providing for, an Alternative Transaction, or the Board shall have resolved to do any of the foregoing, (iv) the Stockholders Meeting shall have been held and the vote described in
     Section 5.1(b) shall not have been obtained or (v) Mr. Allen E. Paulson shall have become deceased or Disabled; or

               (e) by the Company if (i) there shall have been a breach of any representation or warranty of Gaming or RAS contained herein which would have a Gaming Material Adverse Effect or prevent the consummation of the Riviera Merger or the transactions contemplated hereby, which shall not have been cured on or prior to ten business days following notice from the Company of such breach, (ii) there shall have been a breach of any covenant or agreement of Gaming or RAS contained herein which would have a Gaming Material Adverse Effect or prevent the consummation of the Riviera Merger or the transactions contemplated hereby, which shall not have been cured on or prior to ten business days following notice of such breach, (iii) the Board determines, in good faith, after consulting with outside legal counsel to the Company, that it is required, in the exercise of its fiduciary duties under applicable law, to enter into a definitive agreement with respect to an Alternative Transaction or (iv) the Stockholders Meeting shall have been held and the vote described in Section 5.1(b) shall not have been obtained.

               (f) by the Company if the Closing has not occurred within 30 days after receipt of required approvals of the Gaming Authorities; provided, however, that all of the conditions to Gaming's obligation to effect the Riviera Merger contained in Sections 5.1 and 5.2 hereof shall have been satisfied or waived by Gaming.

               Section 6.2  Effect of Termination; Termination Fee.
     (a) In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto, other than pursuant to the provisions set forth in Section 6.2(b) and Section 6.3 hereof.

               (b) In the event this Agreement is terminated pursuant to Sections 6.1(d)(iii) or 6.1(e)(iii) hereof, the Company shall pay to Gaming immediately upon the closing of an Alternative Transaction an aggregate amount equal to three percent of the consideration for the equity of the Company which is received by the Company or its stockholders in the Alternative Transaction valued at the higher of the value of the consideration on the date of (i) the execution of the definitive agreement with respect to an Alternative Transaction and (ii) the closing of the Alternative Transaction (the "Termination Fee").

               (c) The ability of Gaming and RAS to terminate their obligations without triggering the right of the Company Stockholders to receive the Escrow Consideration under
     Section 6.1(c) is predicated upon the accuracy of the following representation and performance by Mr. Allen E. Paulson of the following agreement: (A) Mr. Allen E. Paulson has represented that prior to the execution of this Agreement, he has discussed in detail with his Nevada counsel his background and knows of no reason why he should not be able to obtain all necessary Gaming Authorities approvals prior to April 1, 1998; and (B) Mr. Allen
     E. Paulson has agreed that he will pursue vigorously and will give complete and prompt attention to requests of Gaming Authorities for information and will do nothing which might delay receipt of all necessary Gaming Authorities approvals.

               Section 6.3 Fees and Expenses. Except as set forth herein, each party shall bear its own expenses and costs, including brokers' fees, in connection with this Agreement and the transactions contemplated hereby. In the event this Agreement is terminated pursuant to Sections 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iii) or 6.1(e)(iii) hereof, and as a condition to such termination, the Company shall, immediately upon (i) the execution of a definitive agreement with respect to an Alternative Transaction or (ii) the approval or recommendation by the Board, directly or indirectly, of such an Alternative Transaction, reimburse Gaming, RAS and Mr. Allen E. Paulson the documented out-of-pocket expenses (the "Expenses") of Gaming, RAS and Mr. Allen E. Paulson, incurred from April 15, 1997, in connection with (i) the transactions contemplated by this Agreement and (ii) the Letter of Intent, dated May 15, 1997, by and between Mr. Allen E. Paulson and the Company; such reimbursement and the Termination Fee being the sole remedy upon such termination.

                                ARTICLE VII

                               MISCELLANEOUS

               Section 7.1 Survival. Subject to the following sentence, the representations, warranties, covenants and agreements contained herein, shall not survive beyond the Effective Time. The covenants and agreements contained herein which by their terms contemplate performance after the Effective Time (including by the Surviving Corporation after the Riviera Merger) shall survive the Effective Time. In addition, Sections
     6.2 and 6.3 hereof shall survive termination of this Agreement.

               Section 7.2 Entire Agreement; Assignment. This Agreement (including the Schedules and Exhibits hereto) (i) shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise and any purported assignment shall be null and void, except that Gaming and RAS may assign this Agreement to any of their affiliates without the prior written consent of the Company; provided, that
     (i) no such assignment shall relieve Gaming and RAS of their obligations hereunder if such assignee does not perform such obligations, and (ii) such assignment will not result in any delay in (a) the consummation of the transactions contemplated hereby by more than one month as determined by the Company's counsel or (b) the ability to satisfy the condition contained in
     Section 5.1(e) hereof by more than one month as determined by the Company's counsel; and, provided further that, such delay shall not extend beyond the Termination Date as extended under Section 6.1(c) hereof.

               Section 7.3 Amendment. This Agreement may be amended by action taken by the Company, Gaming and RAS at any time before or after adoption of the Riviera Merger by the Company Stockholders but, after any such approval, no amendment shall be made which decreases the Merger Consideration or changes the form thereof or which adversely affects the rights of the Company Stockholders hereunder without the approval of the Company Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

               Section 7.4 Extension or Waiver. At any time prior to the Effective Time, the Company, on the one hand, and Gaming, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii), subject to applicable law, waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

               Section 7.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier with receipt requested, by facsimile transmission (with receipt confirmed by telephone) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

               if to Gaming:

                    P.O. Box 9660
                    Rancho Santa Fe, CA 92067
                    Fax:  (619) 756-3194
                    Attention:  Mr. Allen E. Paulson

               with a copy to:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    300 South Grand Avenue
                    Los Angeles, California 90071
                    Fax (213) 687-5600
                    Attention:  Brian J. McCarthy, Esq.

               if to the Company:

                    2901 Las Vegas Boulevard South
                    Las Vegas, Nevada 89109
                    Fax:  (702) 794-9277
                    Attention:  Mr. William L. Westerman

               with a copy to:

                    Dechert Price & Rhoads
                    30 Rockefeller Plaza
                    New York, New York  10112
                    Fax:  (212) 698-3599
                    Attention:  Fredric Klink, Esq.

     or to such other address as the party to whom notice is given may have previously furnished to the other party in writing in the manner set forth above.

                    Section 7.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law thereof. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to jurisdiction of the courts of the State of Nevada and of the United States of America located in the State of Nevada for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby.

                    Section 7.7 Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as set forth in Section 4.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, that, in addition to Gaming and RAS, the Option Sellers are intended beneficiaries of the representation and warranty contained in Section 2.4 hereof.

                    Section 7.8 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or RAS acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Riviera Merger, or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or RAS, all such deeds, bills of sale, assignments, assumption agreements and assurances, and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets of the Surviving Corporation or otherwise to carry out this Agreement.

                    Section 7.9 Remedies. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                    Section 7.10 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

                    Section 7.11  Descriptive Headings.  The
     descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                    Section 7.12 Certain Definitions. For purposes of this Agreement, the term:

                    (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                    (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                    (c) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

                    (d) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, fifty percent or more of the stock or other equity interests, the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

                    Section 7.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.


                    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the date first above written.

                             R&E GAMING CORP.

                             By:   ________________________________
                                   Name:
                                   Title:


                             RIVIERA ACQUISITION SUB, INC.

                             By:   ________________________________
                                   Name:
                                   Title:


                             RIVIERA HOLDINGS CORPORATION

                             By:   ________________________________
                                   Name:
                                   Title: